Exhibit 99.1

Barclays International CFO Emily Portney Elected to MarketAxess Board of Directors

NEW YORK, October 24, 2017 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for fixed-income securities, and the provider of market data and post-trade services for the global fixed-income markets, today announced the election of Barclays International CFO Emily Portney to its Board of Directors, effective as of October 18, 2017

Ms. Portney brings over two decades of leadership experience in banking, futures, options, and clearing to her role on the board. She was named CFO for Barclays International in September 2016, and in this role oversees the Finance, Treasury, and Tax functions for the global business spanning Investment Banking, Corporate Banking, and Private Banking as well as Credit Card and Payment activities. Previously, she served as North America CFO for Visa, Inc., and held a series of senior roles at J.P. Morgan Chase & Co., including Global Head of Clearing, Collateral Management, and Execution; CFO of Equities and Prime Services; and COO of Futures and Options. Ms. Portney has also served on the Executive Board of the Futures Industry Association, as well as on the CFTC’s Market Risk Advisory Committee (MRAC) and Global Markets Advisory Committee (GMAC).

In announcing the appointment, MarketAxess Chairman and CEO Rick M. McVey said: “Emily’s extensive experience in clearing and execution, combined with her proven ability to lead complex global financial services businesses through periods of regulatory change, makes her a valuable resource for our company. As we continue to expand our global footprint and navigate a shifting regulatory landscape in financial markets, Emily’s expertise and counsel will help us accelerate the adoption of electronic credit trading around the world. I am delighted to welcome Emily to the board.”

Ms. Portney said: “Over the past several years, MarketAxess has played a key role in bringing liquidity, efficiency and transparency to worldwide credit markets. As market participants and regulators continue to seek higher standards for clearing and execution, I look forward to working with Rick and the rest of the board to help MarketAxess build on their success and continue its leadership in the fixed income space.”

Ms. Portney earned her M.B.A. from Columbia Business School, and her B.A. from Duke University.

With Ms. Portney’s addition, MarketAxess continues to build a Board of Directors that is positioned to navigate the company through an evolving global regulatory landscape. In February 2017, former FINRA Chairman and CEO Richard G. Ketchum was elected to the MarketAxess Board of Directors.

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables fixed-income market participants to efficiently trade corporate bonds and other types of fixed-income instruments using MarketAxess’ patented trading technology. Over 1,300 institutional investor and broker-dealer firms are active users of the MarketAxess trading platform, accessing global liquidity in U.S. high-grade corporate bonds, emerging markets and high-yield bonds, European bonds, U.S. agency bonds, municipal bonds, credit default swaps and other fixed-income securities. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients. Through its Trax® division, MarketAxess also offers a range of pre- and post-trade services, including trade matching, regulatory transaction reporting and market and reference data, across a range of fixed-income products. Trax is the trading name of Xtrakter Ltd., a MarketAxess group company.

MarketAxess maintains its headquarters in New York and has offices in London, Boston, Chicago, Los Angeles, Miami, Salt Lake City, San Francisco, São Paulo, Hong Kong and Singapore. For more information, please visit www.marketaxess.com.

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Investor Relations Contact:

Tony DeLise

MarketAxess Holdings Inc.

+1-212-813-6017

Media Relations Contacts:

Mary Sedarat

MarketAxess Holdings Inc.

+1-212-813-6226

William McBride

RF | Binder

+1-917-239-6726